Exhibit 10.5

EXECUTION COPY

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”) is dated May 23, 2013 (“Signature Date”), is made effective as of the Effective Date (defined below), and is entered into by and between Oculus Innovative Sciences, Inc., a Delaware corporation (“Oculus”), and Ruthigen, Inc., a Nevada corporation (“Ruthigen”). Oculus and Ruthigen are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Ruthigen is, as of the Signature Date, a subsidiary of Oculus and was created to carry on separately certain operations;

WHEREAS, Ruthigen will seek to raise equity in an IPO (defined below) and, in connection therewith, to issue shares of its capital stock to investors to be used to finance its operations;

WHEREAS, Ruthigen may use certain space at the Facilities (defined below) in addition to maintaining its own separate facilities;

WHEREAS, Oculus has provided and, at the request of Ruthigen, shall continue to provide to Ruthigen through the closing of the IPO the Standard Activities (defined below) on a non-billed basis and, Ruthigen may request Standard Activities after the IPO on a non-billable basis;

WHEREAS, Oculus has provided and, at the request of Ruthigen, shall continue to provide to Ruthigen through the closing of the IPO the General Services (defined below) and Consulting Services (defined below), which amounts have been charged to the general ledger investment account maintained by Oculus in accordance with US GAAP and are not payable by Ruthigen, and, Ruthigen may request additional General Services, as well as Consulting Services, after the IPO on a billed basis pursuant to Statements of Work (defined below);

WHEREAS, pursuant to that certain License and Supply Agreement dated as of the Signature Date by and between Oculus and Ruthigen (the “License and Supply Agreement”), Oculus shall agree to license certain of Oculus’ proprietary technology to Ruthigen for Development and Commercialization of Products in the Field and in the Territory (each term as defined in the License and Supply Agreement) on the terms and subject to the conditions thereof; and

WHEREAS, in connection therewith, Ruthigen and Oculus desire to enter into this Agreement to address certain matters which are outside the scope of, but relate to, the License and Supply Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Oculus and Ruthigen hereby agree as follows:

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AGREEMENT

1.       Definitions. Capitalized terms used herein without definition shall have the definition ascribed thereto in the License and Supply Agreement.

“Consulting Services” means consulting and technical services provided by Oculus to Ruthigen hereunder (including, without limitation, services in support of clinical trials and lab testing), specified in a Statement of Work.

“Effective Date” means the date of the closing of the IPO.

“IPO” means the a public offering of the common stock of Ruthigen, whether consummated through the declaration of effectiveness of an S-1 registration statement in the United States or similar documentation under the laws of another jurisdiction, by reverse merger or any other mechanism for gaining access to the public markets of any country.

“Standard Activities” means the following activities performed by Oculus for Ruthigen prior to the IPO on a non-billable basis: (i) the transfer of protocols, procedures and standard operating procedures, directly or indirectly related to the Oculus Method of Manufacturing and the Ruthigen Method of Manufacturing, and related quality control, quality assurance systems, testing protocols and procedures; and (ii) all procedures for building Manufacturing Equipment, including without limitation supplier information, specifications, preventative maintenance procedures and all regulatory and R&D related compliance procedures and protocols; and (iii) the training of Ruthigen employees for test methods, manufacturing and manufacturing transfer and the items described in (i) and (ii), and SOX documents and related protocols.

“Statement of Work” means a written statement of work describing Consulting Services, substantially in the form attached hereto as Exhibit B, signed by both Parties,.

2.       Standard Activities. Oculus shall provide Ruthigen with additional Standard Activities during the term of this Agreement if reasonably requested by Ruthigen.

3.       General Services. During the term of this Agreement, Ruthigen may request Oculus to provide Ruthigen with general accounting and human resources services (such as administration of payroll and benefit plans) for Ruthigen of the type Oculus has performed for Ruthigen prior to the IPO and in respect to its own business. Oculus will make available to Ruthigen, from time to time, such General Services as Ruthigen shall reasonably request. All services performed by Oculus’ internal staff shall be performed in substantially the same manner as it performs comparable services for its own business and in a reasonably prompt manner. Oculus shall invoice Ruthigen for such services on a monthly basis in the amount specified in Exhibit A. All invoices shall be payable within thirty (30) days after receipt thereof.

4.       Access to Oculus Facilities. From the Effective Date continuing throughout the term of this Agreement, authorized personnel of Ruthigen shall be permitted access to Oculus’ facilities currently located at 1129 N. McDowell Blvd., Petaluma, California, and the Seattle facilities currently located at 454 North 34th Street, Seattle, WA 98103 (the “Facilities”) at any and all times and with or without notice to Oculus as long as Ruthigen maintains an office in such Facility, or upon advance notice to Oculus as provided herein after Ruthigen no longer maintains an office in a Facility, for the purposes contained herein but not limited to: conducting general business functions, conducting meetings, conducting laboratory tests; and compliance audits, manufacturing training, and performing research and development; meeting with Oculus personnel with respect to the services to be provided by certain personnel to Ruthigen under this Agreement, including general business, research and development, manufacturing and laboratory activities; quality assurance testing and operations; and other activities. For so long as Ruthigen maintains an office within a Facility, Ruthigen shall be billed at the monthly rent set forth on Exhibit A hereto. After Ruthigen no longer maintains an office in a Facility, Ruthigen shall not be obligated to pay rent. As long as Ruthigen personnel have access to the Facilities pursuant to this Agreement, such Ruthigen personnel agree to comply with all terms and conditions of the real property lease between Oculus and its landlord with respect to the use of the Facilities. Unlimited access to Oculus Facilities will end one-hundred eighty days after the Effective Date, at which time Ruthigen may access the Facilities but must first inform Oculus about the function and purpose of such access in advance.

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5.       Consulting and Services and Standard Activities. Oculus shall provide Ruthigen with Consulting Services as reasonably requested by Ruthigen from time to time, subject to Oculus’ reasonable personnel and scheduling constraints, and to the extent described in a Statement of Work. Ruthigen shall include in each Statement of Work its authorization for a fixed number of billable hours for the identified employees of Oculus to carry out certain projects or function or perform any services for or on behalf of Ruthigen. Any additional billable hours shall be requested in a Statement of Work or amendment thereto signed by both Parties in advance of such work. Oculus shall maintain records relating to the billed hours and personnel involved in supporting Ruthigen’s projects and functions and shall deliver a copy of such records to Ruthigen upon request received during the term of this Agreement or for three years thereafter. All services performed by Oculus’ internal staff shall be performed in substantially the same manner as it performs comparable services for its own business and in a reasonably prompt manner. Consulting Services shall be billable at the hourly or fixed monthly rate set forth on Exhibit A, which are subject to change based upon written agreement between Ruthigen and Oculus. Oculus shall bill Ruthigen on a monthly basis for the Consulting Services, and Ruthigen shall pay invoices generated by Oculus within thirty (30) days of receipt thereof. Ruthigen reserves the right to audit the billing and time records during the term of this Agreement and for three (3) years thereafter. Oculus shall provide services in a reasonably prompt manner.

6.       Laboratory and Other Expenses. Oculus shall make available to Ruthigen Oculus’ laboratories and/or cause to make available Micromed’s laboratory personnel for the purpose of stability testing and other testing required for Pre-Clinical Development and Clinical Development under the License and Supply Agreement. Micromed Laboratories, Inc. is a wholly owned subsidiary of Oculus and operates within the Facilities. Oculus shall provide, or cause Micromed to provide, Ruthigen with an estimated cost similar to the estimate customarily given to other Oculus / Micromed customers in advance of completing the work. The fees for such tests conducted by Micromed shall be the same as those Micromed charges its current clients for the same services and Ruthigen shall receive the same pricing offered to Micromed’s clients. All services performed by Oculus’ internal staff shall be performed in substantially the same manner as it performs comparable services for its own business. Oculus shall bill Ruthigen for all such fees on a monthly basis, and Ruthigen shall pay invoices within thirty (30) days of receipt thereof. Ruthigen will not reimburse expenses except where preapproved in writing.

7.       Use of Subcontractors All services shall be performed by Oculus’ internal staff, except as otherwise expressly permitted herein. Oculus may subcontract Consulting Services, General Services or Standard Activities subject to Ruthigen’s prior written consent in each instance. When services are requested by Ruthigen that will require the use of outside resources and/or materials, Oculus shall provide an estimate of costs for such services, without mark-up or commission, which can be accepted or rejected by Ruthigen. Subcontractors having access to Ruthigen Confidential Information and/or intellectual property must have a valid written agreement in place with Oculus with terms to protect Ruthigen’s confidential information and intellectual property protection under terms no less burdensome than those set forth in this Agreement and the License and Supply Agreement.

8.       Cooperation. Ruthigen and Oculus agree to confer in good faith to resolve any conflicts regarding personnel or other resources in connection with the performance of services by Oculus hereunder.

9.       Intellectual Property Rights. The Parties acknowledge that their interaction and performance hereunder as such relates to intellectual property rights and manufacturing are defined and set forth in the License and Supply Agreement.

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10.     Term of Agreement. This Agreement shall commence on the Effective Date and shall continue until terminated as provided herein.

11.     Termination. Except as otherwise expressly provided herein, this Agreement may be terminated:

a.       upon mutual written agreement of the Parties, or

b.       by the non-defaulting Party upon or after the occurrence (but solely upon or after such occurrence) of any one of the following events (each, an “Event of Default”): (i) a material breach by the other Party of any terms or conditions of this Agreement which (A) is not corrected within thirty (30) days after receipt of written notification thereof, if correctable within such thirty (30) days, or (B) if it is not correctable within such thirty (30) days, the correction of which is not initiated within such thirty (30) day period and thereafter diligently pursued until completed; or (ii) one of the Parties hereto shall go into liquidation, a receiver or a trustee appointed for the property or estate of that Party and said receiver or trustee is not removed within one hundred twenty (120) days, or the Party makes an assignment for the benefit of creditors, whether any of the aforesaid bankruptcy events be the outcome of the voluntary act of that Party, or otherwise, or

c.       Ruthigen may terminate this Agreement upon 30 days written notice to Oculus.

d.       Oculus may terminate this Agreement upon 30 days written notice to Ruthigen, but any such termination shall not be effective prior to the six-month anniversary of the Effective Date.

In the event of a termination as a result of an Event of Default, the non-defaulting Party shall be entitled to pursue any remedy provided in law or equity, including the right to recover any damages it may have suffered by reason of such Event of Default. Upon a termination of this Agreement, the terms and conditions of this Agreement that, by their terms, require performance following the termination or expiration of this Agreement shall survive such termination or expiration, including without limitation, this Section 10 (Termination), Section 13 (Indemnification) and Section 14 (Miscellaneous).

12.       Representations by Oculus. Oculus hereby represents and warrants to Ruthigen that:

a.       Oculus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

b.       Oculus has all requisite corporate power and authority to own, lease, and operate its properties and its business and to enter into and perform its obligations hereunder;

c.       The execution, delivery, and performance of this Agreement by Oculus have been duly authorized by all requisite corporate action on the part of Oculus. This Agreement has been duly executed and delivered by Oculus and constitutes the legal, valid and binding obligation of Oculus, enforceable against Oculus in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and subject to general principals of equity;

d.       Oculus shall ensure that all Products are Manufactured in accordance with cGMP requirements, and FDA regulations;

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e.       Oculus’ performance of services will not breach any agreement that Oculus has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Oculus in confidence;

f.       Oculus is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the services to be performed by Oculus under this Agreement; and

g.       Oculus will perform all services in a professional and workmanlike and diligent manner.

13.       Representations of Ruthigen. Ruthigen hereby represents and warrants to Oculus that:

a.       Ruthigen is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada;

b.       Ruthigen has all requisite corporate power and authority to own, lease, and operate its properties and business and to enter into and perform its obligations hereunder;

c.       The execution, delivery, and performance of this Agreement by Ruthigen have been duly authorized by all requisite corporate action on the part of Ruthigen; and

d.       This Agreement has been duly executed and delivered by Ruthigen and constitutes the legal, valid, and binding obligation of Ruthigen, enforceable against Ruthigen in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

14.       Indemnification.

Indemnification by Ruthigen. Ruthigen shall indemnify, defend, and hold Oculus, its Affiliates and their respective employees, agents, officers and directors (the “Oculus Indemnified Parties”) harmless from and against any and all demands, claims, actions, suits, proceedings, judgments, assessments, costs, expenses, losses, damages, liabilities, fines, and penalties (including, without limitation, reasonable attorneys’ fees) (collectively, “Loss”) alleged against or incurred by the Oculus Indemnified Parties for property damage or personal injury to the extent caused by Ruthigen’s use of the Facilities. Ruthigen shall indemnify, defend, and hold Oculus, its Affiliates and their respective employees, agents, officers and directors (the “Oculus Indemnified Parties”) harmless from and against any and all Third Party Loss alleged against the Oculus Indemnified Parties by such Third Party as a result of (a) Ruthigen’s gross negligence or willful misconduct; or (b) Ruthigen’s breach of Section 13.

a.       Indemnification by Oculus. Oculus shall indemnify, defend, and hold Ruthigen, its Affiliates and their respective employees, directors, officers and agents (the “Ruthigen Indemnified Parties”) harmless from and against any and all Third Party Loss alleged against any of the Ruthigen Indemnified Parties by such Third Party as a result of (i) Oculus’ gross negligence or willful misconduct; or (ii) Oculus’ breach of Section 12.

b.       Procedure for Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Sections 13(a) or 13(b). Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. The indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in cooperating with the indemnifying Party in its defense of a Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

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15.       Miscellaneous.

a.       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party without the prior written consent of the other Party.

b.       Expenses. Except for payments expressly required to be made by Ruthigen hereunder, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement, including, without limitation, its attorneys’ fees and other expenses related to the preparation and execution of this Agreement and the completion of this Agreement.

c.       Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

d.       Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto.

e.       Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

f.       Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, excluding the conflicts of laws and provisions thereof. If any dispute arises under this Agreement, the Parties shall follow the process for dispute resolution described in Section 15.10 of the License and Supply Agreement.

g.       Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

h.       Counterpart. The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

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i.       Notices. All notices and consents hereunder shall be in writing, effective upon receipt, and shall be delivered personally, mailed by registered or certified mail (return receipt requested, postage prepaid), or sent by express courier service, to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

To Oculus:	Oculus Innovative Sciences, Inc. Attn.: President 1129 N. McDowell Blvd. Petaluma, CA 94954
To Ruthigen:	Ruthigen, Inc. Attn: President 2455 Bennett Valley Road, Suite C116 Santa Rosa, CA 95404

All notices and consents provided for herein shall become effective: (a) on delivery if given in person; or (b) two (2) business days after delivery to the overnight service.

j.       Entire Agreement. This Agreement, together with the License and Supply Agreement, constitute the entire and exclusive agreement between the Parties with respect to the subject matter herein, and supersede all prior and contemporaneous communications and understandings between the Parties, written or oral, relating to this subject matter. This Agreement may only be amended in a writing executed by an authorized representative of each Party.

k.       Relationship of Parties. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties. Neither Party shall have authority to enter into contracts or binding commitments in the name or on behalf of the other Party. Neither Party will use the other Party’s logo or marks without prior written approval, and then such use shall be only for the benefit of the other Party and at the direction of the other Party. Neither Party shall be, nor represent itself as being, an agent of the other Party, and shall not be, nor represent itself as being, authorized to bind the other Party. Each Party agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of the other Party and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, each Party understands and agrees that consistent with its independent contractor status, neither it nor its employees or agents will apply for any of the other Party’s government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. Such Party’s exclusion from benefit programs maintained by the other Party is a material component of this Agreement. To the extent a Party or its employees or agents may become eligible for any benefit programs maintained by the other Party (regardless of timing or reason for eligibility), such Party hereby waives its right to participate in the programs. Each Party shall defend, indemnify and hold the other Party harmless from any and all claims made by its personnel on account of an alleged failure by the other Party to satisfy any tax or withholding obligations.

l.       Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the actions to be taken and provided hereunder. Neither Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

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m.       Confidentiality. Each Party agrees that all information observed, communicated or otherwise disclosed to it by the other Party in connection with this Agreement (which information shall at all times be the property of the Party communicating such information) shall constitute “Confidential Information” as defined in the License and Supply Agreement and be subject to the confidentiality obligations and other provisions of Article X of the License and Supply Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

"Ruthigen"	"Oculus"

Ruthigen, Inc., a Nevada corporation	Oculus Innovative Sciences, Inc., a Delaware corporation

By: /s/ Hoji Alimi	By: /s/ Jim Schutz
Name: Hoji Alimi	Name: Jim Schutz
Title: CEO	Title: CEO

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EXHIBIT A

Consulting Services & Facilities

Consulting Services	Hourly Rate[1]
Research and Development	(Employee’s salary + 15%) / 2080
Operations	(Employee’s salary + 15%) / 2080
Micromed	(Employee’s salary + 15%) / 2080
Finance	(Employee’s salary + 15%) / 2080
Other	(Employee’s salary + 15%) / 2080

General Services	Monthly Rate
General Accounting and Human Resources	$3,000 / month

Facilities	Monthly Rate
Ruthigen Monthly Rent Payment	$2,000 / month

1 2080 means the fee is calculated based on 2,080 work hours per employee per year

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EXHIBIT B

STATEMENT OF WORK

This Statement of Work is delivered pursuant to the Shared Services Agreement entered into by and between Oculus Innovative Sciences, Inc. and Ruthigen, Inc.

1. Services. Oculus will render the following Services to the Company:

2. Consultant Designee. Employee designated to perform the Services:

Name: _________________________________

3.	Requested Start Date:______________________

4.	Requested Completion Date:_________________

5.	*Authorized Billable Time:___________________

6.	*Authorized Expense:_______________________

_________________________________________

_________________________________________

_________________________________________

*If none stated, Ruthigen agrees that Oculus will invoice for full amount billed by employee and Ruthigen shall pay all such amounts

Ruthigen, Inc.	Oculus Innovative Sciences, Inc.

By: ______________________	By: ______________________
Name: ____________________	Name: ____________________
Title: _____________________	Title: _____________________

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